Exhibit 10.16

Description of Annual Cash Incentive Program

Targacept, Inc. (the “Company”) maintains an incentive award program (the “Program”) under which all of its employees, including its named executive officers, are eligible to receive an annual cash incentive bonus. Under the terms of the Program, each employee is assigned a target bonus percentage of his or her base salary. The target bonus percentages for the Company’s executive officers are determined by the Compensation Committee of the Board of Directors. At or about the beginning of each fiscal year, the Compensation Committee establishes performance objectives for the Company for that year and ascribes, for each performance objective, a percentage weighting, target criteria for achievement and, beginning with fiscal 2013, in some cases threshold and/or maximum criteria for achievement. For each annual performance objective that has threshold criteria, the weighting for the objective is not credited if the threshold criteria are not met and 50% of the weighting for the objective is credited if the threshold (but not the target or, if applicable, maximum) criteria are met; if the target (but not the maximum, if applicable) criteria are met for a performance objective, 100% of its weighting is credited; and for each annual performance objective that has maximum criteria, 150% of the weighting for the objective is credited if the maximum criteria are met; in each case subject to any discretionary adjustments that may be made by the Compensation Committee. As a result, the maximum weighting for all of the performance objectives in the aggregate can be up to 150%. The performance objectives typically relate to some of the following areas — the progression or advancement of the Company’s product candidates, development program execution or outcomes, the enhancement of the Company’s product portfolio, business development, alliance management, regulatory operations, capital or operational efficiency, human resources matters and communications matters.

Following the end of the fiscal year, the Compensation Committee determines the achievement level for the Program for that year. In making its determination, the Compensation Committee evaluates which achievement criteria have been met, if any, for each performance objective, the circumstances surrounding any performance objective or associated criteria that has not been met and whether to award all or any portion of the weighting ascribed to that performance objective(s), and whether to make any adjustment based on other Company accomplishments that occurred during the year.

For a group of employees that includes the Company’s principal executive officer, principal financial officer and other named executive officers, 100% of the annual cash incentive bonus is determined based on the achievement level for the Program determined by the Compensation Committee as described above. Accordingly, the annual cash incentive bonus for a particular year for each employee in this group is determined by multiplying the amount of his or her base salary received for that year times his or her assigned target bonus percentage times the achievement level for the Program determined by the Compensation Committee. For the Company’s remaining employees, 50% of the annual cash incentive bonus is based on the achievement level for the Program determined by the Compensation Committee and the other 50% is based on individual performance.